Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS SECOND QUARTER 2020 RESULTS
Consolidated Revenues of $684M, up 4.2%
Diluted EPS $0.70; Non-GAAP Diluted EPS $0.80, up 33%
Rent-A-Center Business Same Store Sales up 7.8%; Two-Year Same Store Sales up 13.4%
Preferred Lease Invoice Volume up 25%
__________________________________________________________
Plano, Texas, August 5, 2020 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended June 30, 2020.
“Second quarter performance significantly exceeded expectations," said Mitch Fadel, Chief Executive Officer. ”We called on every part of the organization to meet the immediate challenges brought by the pandemic, and our agility, speed, and execution paid off. We are on track to deliver revenue, Adjusted EBITDA, and Non-GAAP Diluted EPS for 2020 within the original guidance ranges we outlined at the beginning of the year prior to the pandemic, and are increasing our previous free cash flow guidance."
“The results underscore the critical role we serve for customers, and the strides we're making to improve their experience should benefit Rent-A-Center for years to come," continued Mr. Fadel.
"The Rent-A-Center Business achieved its strongest Adjusted EBITDA margin in several years, driven by operating expense control, share gains from a pullback in traditional lending and further adoption of e-commerce and digital payments," said Mr. Fadel. "Same-store sales were positive in each month of the quarter, with furniture and appliance sales back to pre-pandemic trends."
"Preferred Lease generated 25% growth in invoice volume despite extensive store closures in the second quarter, with a strong acceleration in May and June," continued Mr. Fadel. "The mix of high-quality customers should continue to drive revenue and portfolio performance, and we're excited about investments we've made to drive national account growth and introduce more verticals to our best-in-class model."
Mr. Fadel concluded, "We believe the changes to the way our customers live and work are here to stay. Our focus will remain on strategically managing our business to increase value for customers and retail partners. We'll continue to use and enhance technology to deepen our engagement and believe our resilient model and focus on innovation position us well for what's ahead. None of this would be possible without the strong dedication and extraordinary efforts of all of our employees who have done a remarkable job during these difficult times. They have our unbridled thanks."

Consolidated Results
On a consolidated basis, total revenues increased in the second quarter of 2020 to $683.7 million, or by 4.2 percent compared to the same period in 2019, driven by the implementation of the Preferred Lease virtual solution following the acquisition of Merchants Preferred in August 2019 and an increase in same store sales revenue of 7.8 percent in the Rent-A-Center Business segment, partially offset by the refranchising of approximately 60 Rent-A-Center locations during the preceding 15 months. Excluding effects on revenues resulting from the refranchising efforts, consolidated revenues increased 5.1 percent in the second quarter of 2020 compared to the second quarter of 2019.
On a GAAP basis, the Company generated $53.6 million in operating profit in the second quarter of 2020 compared to $129.8 million in the second quarter of 2019. Operating profit in the second quarter of 2019 included approximately $80 million of net proceeds from the settlement in respect of our termination of the merger agreement with Vintage Rodeo Parent, LLC and Vintage Rodeo Acquisition, Inc.
Net earnings and diluted earnings per share, on a GAAP basis, were $38.5 million and $0.70 respectively in the second quarter of 2020 compared to net earnings and diluted earnings per share of $94.5 million and $1.70 respectively in the second quarter of 2019.
The Company's Non-GAAP second quarter 2020 diluted earnings per share were $0.80 compared to $0.60 in the second quarter of 2019, an increase of 32.8 percent. Adjusted EBITDA in the second quarter was $75.9 million, which was burdened by $5.6 million in COVID-related skip/stolen losses, including additional reserves for estimated future losses, compared to $67.4 million in the second quarter of 2019. Adjusted EBITDA margin in the second quarter was 11.1 percent, an increase of 80 basis points compared to the second quarter of 2019.
For the six months ended June 30, 2020, the Company generated $254.7 million of cash from operations. The Company ended the second quarter of 2020 with $206.4 million of cash and cash equivalents and $198.5 million of outstanding indebtedness. The Company's debt was reduced by $163.5 million from the end of the first quarter 2020, which included the repayment of $118.0 million of indebtedness drawn against the Company's revolving credit facility in March 2020 as a precautionary measure in response to the spread of COVID-19. The Company's net debt to Adjusted EBITDA ratio ended the second quarter at 0.0 times compared to 0.8 times as of the end of the second quarter 2019. The Company ended the second quarter of 2020 with $418 million of liquidity which includes $211 million of remaining availability on its revolving credit facility.
Recent Dividend
As previously announced, the Rent-A-Center Board of Directors declared on June 26, 2020 a cash dividend of $0.29 per share for the third quarter of 2020, which was paid on July 28, 2020 to stockholders of record at the close of business on July 10, 2020.
Rent-A-Center Business Segment
Second quarter 2020 revenues of $459.2 million increased 1.8 percent as compared to the second quarter of 2019, driven by an increase in same store sales revenue of 7.8 percent partially offset by refranchising approximately 60 locations during the preceding 15 months. Excluding effects on revenues resulting from the refranchising efforts, revenues increased 4.0 percent in the second quarter of 2020 compared to the second quarter of 2019. The 7.8 percent same store sales increase, benefited from government stimulus related to the pandemic, higher early payouts, stronger demand, better collections, and higher digital payment penetration. As a percent of revenue, skip/stolen losses were 3.7 percent, 20 basis points lower than in the first quarter of 2020 and 50 basis points higher than in the second quarter of 2019. The skip/stolen losses did not require a reserve adjustment for potential future adverse collection trends as a result of the pandemic. Segment operating profit was $85.1 million in the second quarter, and as a percent of segment revenue increased 420 basis points versus the prior year. Adjusted EBITDA was $91.8 million, and as a percent of segment revenue increased 380 basis points versus the prior year driven primarily by lower operating expenses. At June 30, 2020, the Rent-A-Center Business segment had 1,954 company-operated locations.
Preferred Lease Segment
Second quarter 2020 revenues increased 8.4 percent to $191.2 million as compared to the second quarter of 2019 and were driven primarily by the implementation of the Preferred Lease virtual solution following the acquisition of Merchants Preferred in August 2019. Despite the temporary COVID-related closures of many retail locations, Preferred Lease invoice volume increased 25.4 percent to $136.5 million as compared to the second quarter of 2019 through both organic growth in staffed locations and the addition of the Preferred Lease virtual solution following the acquisition of Merchants Preferred in August 2019. In the second quarter, $5.6 million in incremental skip/stolen losses, including additional reserves for estimated future adverse collection trends, was recorded as a result of COVID-19. As a percent of revenue, skip/stolen losses were 18.4 percent, or 15.4 percent excluding the impact of the estimated incremental COVID-related losses and reserves. Segment operating profit was $6.2 million in the second quarter, and as a percent of segment revenue decreased 960 basis points versus the prior year. Adjusted EBITDA was $6.9 million, and as a percent of segment revenue represented a decrease of 950 basis points versus the prior year.
Franchising Segment
Second quarter 2020 revenues of $22.7 million increased 52.5 percent compared to the second quarter of 2019 due to higher store count, with approximately 60 locations having been refranchised during the preceding 15 months, and higher inventory purchases by our franchisees. Segment operating profit was $3.0 million in the second quarter, and as a percent of segment revenue increased 120 basis points versus the prior year. Adjusted EBITDA was $3.0 million, and as a percent of segment revenue represented an increase of 120 basis points versus the prior year. At June 30, 2020, there were 370 franchise-operated locations.
Mexico Segment
Second quarter 2020 revenues of $10.6 million reflect a decrease of 4.6 percent on a constant currency basis compared to the second quarter of 2019. Segment operating profit was $1.1 million in the second quarter, and as a percent of segment revenue decreased 100 basis points versus the prior year. Adjusted EBITDA was $1.2 million, and as a percent of segment revenue represented a decrease of 80 basis points versus the prior year. At June 30, 2020, the Mexico business had 121 company-operated locations.

Corporate Segment
Second quarter 2020 expenses decreased by $5.8 million and, as a percent of consolidated revenue, decreased 110 basis points versus the same period of the prior year, driven by operating expense management, furloughs, lower incentive compensation and other expense reductions.
SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended June 30, 2020 (1)	7.8%	(2.6)%
Three Months Ended March 31, 2020	1.7%	7.1%
Three Months Ended June 30, 2019	5.6%	10.2%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Due to the COVID-19 pandemic and related temporary store closures, all 32 stores in Puerto Rico were excluded starting in March 2020 and will remain excluded for 18 months.

2020 Guidance (1)
The Company is reinstating Revenue, Adjusted EBITDA, and Non-GAAP earnings per share guidance for its 2020 fiscal year provided on February 24, 2020 given performance during the first half of 2020 and increasing free cash flow guidance as follows:
Consolidated
•Revenues of $2.755 to $2.875 billion
•Adjusted EBITDA of $255 to $285 million (2)
•Non-GAAP diluted earnings per share of $2.45 to $2.85 (2)
•Free cash flow of $135 to $165 million (2)

(1) Guidance does not include the impact of new franchising transactions
(2) Non-GAAP financial measure. See descriptions below in this release. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on the morning of Thursday, August 6, 2020, at 8:30 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) is an industry leading omni-channel lease-to-own provider for the credit constrained customer. The Company focuses on improving the quality of life for its customers by providing access and the opportunity to obtain ownership of high-quality, durable products via small payments over time under a flexible lease-purchase agreement and no long-term debt obligation. Preferred Lease provides virtual and staffed lease-to-own solutions to retail partners in stores and online enabling our partners to grow sales by expanding their customer base utilizing our differentiated offering. The Rent-A-Center Business and Mexico segments provide lease-to-own options on products such as furniture, appliances, consumer electronics, and computers in approximately 2,100 Rent-A-Center stores in the United States, Mexico, and Puerto Rico and on its e-commerce platform, Rentacenter.com. The Franchising segment is a national franchiser of approximately 370 franchise locations. Rent-A-Center is headquartered in Plano, Texas. For additional information about the Company, please visit our website at Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning the expected impact of the COVID-19 pandemic on the Company's business, financial condition and results of operations. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Preferred Lease retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's supplier's ability to satisfy merchandise needs, (v) the Company's coworkers, including the ability to adequately staff operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (2) the general strength of the economy and other economic conditions affecting consumer preferences and spending; (3) factors affecting the disposable income available to the Company's current and potential customers; (4) changes in the unemployment rate; (5) capital market conditions, including availability of funding sources for the Company; (6) changes in the Company's credit ratings; (7) difficulties encountered in improving the financial and operational performance of the Company's business segments; (8) risks associated with pricing changes and strategies being deployed in the Company's businesses; (9) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (10) the Company's ability to continue to effectively execute its strategic initiatives; (11) failure to manage the Company's store labor and other store expenses, including merchandise losses; (12) disruptions caused by the operation of the Company's store information management systems; (13) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (14) the Company's ability to achieve the benefits expected from its integrated retail preferred offering, Preferred Lease, including its ability to integrate its historic retail partner business (Acceptance Now) and the Merchants Preferred business under the Preferred Lease offering and to successfully grow this business segment; (15) exposure to potential operating margin degradation due to the Company's higher merchandise losses; (16) the Company's transition to more-readily scalable, “cloud-based” solutions; (17) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (18) disruptions in the Company's supply chain; (19) limitations of, or disruptions in, the Company's distribution network; (20) rapid inflation or deflation in the prices of the Company's products; (21) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (22) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (23) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers and other competitors, including subprime lenders; (24) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments; (25) consumer preferences and perceptions of the Company's brands; (26) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (27) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (28) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's businesses; (29) the Company's compliance with applicable statutes or regulations governing its businesses; (30) changes in interest rates; (31) changes in tariff policies; (32) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (33) information technology and data security costs; (34) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; (35) changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; (36) changes in the Company's effective tax rate; (37) fluctuations in foreign currency exchange rates; (38) the Company's ability to maintain an effective system of internal controls; (39) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (40) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2019 and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 2	Three Months Ended June 30,
(In thousands, except per share data)	2020	2019
Revenues
Store
Rentals and fees	$534,737	$551,680
Merchandise sales	108,080	70,842
Installment sales	17,643	17,270
Other	775	1,244
Total store revenues	661,235	641,036
Franchise
Merchandise sales	18,047	10,673
Royalty income and fees	4,464	4,216
Total revenues	683,746	655,925
Cost of revenues
Store
Cost of rentals and fees	157,124	155,658
Cost of merchandise sold	102,960	76,034
Cost of installment sales	6,092	5,682
Total cost of store revenues	266,176	237,374
Franchise cost of merchandise sold	18,038	10,480
Total cost of revenues	284,214	247,854
Gross profit	399,532	408,071
Operating expenses
Store expenses
Labor	129,929	152,899
Other store expenses	160,756	149,225
General and administrative expenses	32,943	38,534
Depreciation and amortization	14,348	15,121
Other charges	7,921	(77,537)
Total operating expenses	345,897	278,242
Operating profit	53,635	129,829
Interest expense	4,161	10,092
Interest income	(265)	(1,997)
Earnings before income taxes	49,739	121,734
Income tax (benefit) expense	11,246	27,279
Net earnings	$38,493	$94,455
Basic weighted average shares	53,800	54,153
Basic earnings per common share	$0.72	$1.74
Diluted weighted average shares	55,224	55,706
Diluted earnings per common share	$0.70	$1.70

Rent-A-Center, Inc. and Subsidiaries

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 3	June 30,
(In thousands)	2020	2019
Cash and cash equivalents	$206,426	$353,139
Receivables, net	76,983	65,666
Prepaid expenses and other assets	33,853	36,251
Rental merchandise, net
On rent	645,522	625,865
Held for rent	91,647	113,253
Operating lease right-of-use assets	273,143	265,767
Goodwill	70,217	56,815
Total assets	1,576,628	1,744,213

Operating lease liabilities	$281,344	$271,635
Senior debt, net	190,708	—
Senior notes, net	—	540,676
Total liabilities	1,090,052	1,352,323
Stockholders' equity	486,576	391,890

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended June 30,
(In thousands)	2020	2019
Revenues
Rent-A-Center Business	$459,192	$451,096
Preferred Lease	191,243	176,389
Mexico	10,611	13,551
Franchising	22,700	14,889
Total revenues	$683,746	$655,925

Table 5	Three Months Ended June 30,
(In thousands)	2020	2019
Gross profit
Rent-A-Center Business	$316,047	$313,871
Preferred Lease	71,391	80,380
Mexico	7,432	9,411
Franchising	4,662	4,409
Total gross profit	$399,532	$408,071

Table 6	Three Months Ended June 30,
(In thousands)	2020	2019
Operating profit
Rent-A-Center Business	$85,132	$64,925
Preferred Lease	6,233	22,734
Mexico	1,052	1,474
Franchising	3,029	1,803
Total segments	95,446	90,936
Corporate	(41,811)	38,893
Total operating profit	$53,635	$129,829

Table 7	Three Months Ended June 30,
(In thousands)	2020	2019
Depreciation and amortization
Rent-A-Center Business	$4,876	$5,110
Preferred Lease	474	313
Mexico	95	95
Franchising	10	9
Total segments	5,455	5,527
Corporate	8,893	9,594
Total depreciation and amortization	$14,348	$15,121

Table 8	Three Months Ended June 30,
(In thousands)	2020	2019
Capital expenditures
Rent-A-Center Business	$3,504	$907
Preferred Lease	2	54
Mexico	52	27
Total segments	3,558	988
Corporate	2,041	1,592
Total capital expenditures	$5,599	$2,580

Table 9	On Lease at June 30,		Held for Lease at June 30,
(In thousands)	2020	2019	2020	2019
Lease merchandise, net
Rent-A-Center Business	$399,647	$392,904	$85,680	$107,778
Preferred Lease	232,373	216,988	1,508	982
Mexico	13,502	15,973	4,459	4,493
Total lease merchandise, net	$645,522	$625,865	$91,647	$113,253

Table 10	June 30,
(In thousands)	2020	2019
Assets
Rent-A-Center Business	$866,198	$922,482
Preferred Lease	321,883	281,835
Mexico	29,056	36,605
Franchising	14,344	7,159
Total segments	1,231,481	1,248,081
Corporate	345,147	496,132
Total assets	$1,576,628	$1,744,213

Non-GAAP Financial Measures
This communication contains certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis and (3) Free Cash Flow (net cash provided by operating activities less capital expenditures). “Special items” refers to certain gains and charges we view as extraordinary or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this communication. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure.

These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA and Free Cash Flow are also used as part our incentive compensation program for our executive officers and others.

We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 11	Three Months Ended June 30,
	2020		2019
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings	$38,493	$0.70	$94,455	$1.70
Special items, net of taxes:
Other charges (gains) (See Tables 12 and 13 below for additional detail)	5,818	0.10	(60,113)	(1.09)
Discrete income tax items	(185)	—	(818)	(0.01)
Net earnings excluding special items	$44,126	$0.80	$33,524	$0.60

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 12	Three Months Ended June 30, 2020
(In thousands)	Rent-A-Center Business	Preferred Lease	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit	$85,132	$6,233	$1,052	$3,029	$(41,811)	$53,635
Plus: Amortization, Depreciation	4,876	474	95	10	8,893	14,348
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Legal settlement reserves	—	—	—	—	4,400	4,400
Cost savings initiatives	175	45	—	—	1,002	1,222
State tax audit assessment reserves	261	—	—	—	564	825
Nationwide protest impacts	703	—	—	—	—	703
COVID-19 impacts	355	115	—	—	—	470
Store closure costs	452	—	7	—	—	459
Insurance reimbursement proceeds	(158)	—	—	—	—	(158)
Adjusted EBITDA	91,796	6,867	1,154	3,039	(26,952)	75,904

Table 13	Three Months Ended June 30, 2019
(In thousands)	Rent-A-Center Business	Preferred Lease	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit	$64,925	$22,734	$1,474	$1,803	$38,893	$129,829
Plus: Amortization, Depreciation	5,110	313	95	9	9,594	15,121
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Vintage Merger termination settlement	—	—	—	—	(92,500)	(92,500)
Insurance reimbursement proceeds	(1,028)	—	—	—	—	(1,028)
Legal and professional fees	—	—	—	—	10,184	10,184
Store closures	2,914	—	16	—	—	2,930
State tax audit assessments	—	—	—	—	1,854	1,854
Cost savings initiatives	1,103	35	—	—	(115)	1,023
Adjusted EBITDA	73,024	23,082	1,585	1,812	(32,090)	67,413

Reconciliation of net cash provided by operations to free cash flow:

Table 14	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$207,319	$109,643	$254,719	$185,418
Purchase of property assets	(5,599)	(2,580)	(14,750)	(5,088)
Hurricane insurance recovery proceeds	158	995	158	995
Free cash flow	$201,878	$108,058	$240,127	$181,325

Proceeds from sale of stores	—	5,317	187	13,792
Acquisitions of businesses	—	(155)	—	(155)
Free cash flow including acquisitions and divestitures	$201,878	$113,220	$240,314	$194,962